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                                                                    EXHIBIT 16.1

May 1, 2002

Securities and Exchange Commission
Mail Stop 11-3
450 5th Street, N.W.
Washington, D.C. 20549

Dear Sirs/Madams:

We have read the first paragraph of Item 4(a) included in the Form 8-K dated April 29, 2002 of Catalina Lighting, Inc. to be filed with the Securities and Exchange Commission and, except for the specified date of our termination, have no basis for agreeing or disagreeing with the statement contained therein. We have read and agree with the comments in the second and third paragraphs of Item 4(a) of the Form 8-K.

Yours truly

/s/ Deloitte & Touche LLP